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                                                                    Exhibit 99.1

[ICU MEDICAL, INC. LOGO]

                      ICU MEDICAL, INC. ANNOUNCES RESULTS
                         FOR THE SECOND QUARTER OF 2003

         JULY 17, 2003, SAN CLEMENTE, CALIFORNIA --ICU Medical, Inc., (NASDAQ/NMS:ICUI), the San Clemente based maker of safe medical connectors and custom intravenous systems, today announced preliminary results for the second quarter and first half of 2003. Revenues for the second quarter were $21,283,000, as compared with $22,668,000 in 2002. Net income for the quarter was $3,899,000, or 26 cents per share (diluted), as compared to $4,998,000, or 32 cents per share in 2002.

         For the first half of the year, revenues were $52,059,000, or 19% over the $43,573,000 reported for the first half of 2002. Net income was $10,969,000 for the first half of 2003 versus $9,521,000 for the first half of 2002, or a 15% increase, and earnings per share was 72 cents (diluted) versus 62 cents in 2002.

         Frank O'Brien, ICU Medical's Chief Financial Officer, commented, "As we have stated often, our quarterly results are subject to fluctuations. Our second quarter of 2003 had a downward fluctuation, which looks accentuated when compared to the strong second quarter in 2002. We are still targeting annual results in line with our historic pattern."

         The Company also announced that it had acquired in June a manufacturer of intravenous sets in Italy. Mr. O'Brien stated, "This gives us the European manufacturing facility that will enable us to aggressively expand our custom I.V. set business throughout Europe." The Company will continue to pursue acquisition opportunities as part of its growth strategy.

         The foregoing statement concerning Management's expectation with respect to future results is a forward looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 8-K dated February 15, 2002. Actual results in the future may differ materially from Management's current expectations.

         The Company will be conducting a conference call concerning its second quarter results at 8:00 a.m. PDT (11:00 a.m. EDT) on Thursday, July 17, 2003, which can be accessed at 800-915-4836, passcode "ICU Medical" or by replay at 800-428-6051, passcode I.D. 298396. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and

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following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of this announcement.


CONTACT: Francis J. O'Brien
         Chief Financial Officer
         ICU Medical, Inc.
         (949) 366-2183

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
                                          ICU MEDICAL, INC.
                                        Statements of Income
                                 For the Three and Six Months Ended
                                   June 30, 2003 and June 30, 2002
                       (all dollar amounts in thousands except per share data)
                                             (unaudited)

                                                    THREE MONTHS ENDED           SIX MONTHS ENDED
                                                 6/30/2003     6/30/2002     6/30/2003     6/30/2002
                                               ------------  ------------  ------------  ------------
Revenue
   Net Sales                                   $    19,864   $    22,668   $    48,600   $    43,573
   Other                                             1,419            --         3,459            --
                                               ------------  ------------  ------------  ------------
Total Revenue                                       21,283        22,668        52,059        43,573
Cost of Sales                                        9,148         9,332        22,172        17,888
                                               ------------  ------------  ------------  ------------
Gross Profit                                        12,135        13,336        29,887        25,685
Selling, general and administrative expenses         5,543         5,416        11,630        10,655
Research and development expenses                      537           346         1,008           649
                                               ------------  ------------  ------------  ------------
Total operating expenses                             6,080         5,762        12,638        11,304
                                               ------------  ------------  ------------  ------------
Income from operations                               6,055         7,574        17,249        14,381
Investment income                                      274           364           570           740
                                               ------------  ------------  ------------  ------------
Income before income taxes                           6,329         7,938        17,819        15,121
Provision for income taxes                           2,430         2,940         6,850         5,600
                                               ------------  ------------  ------------  ------------
Net income                                     $     3,899   $     4,998   $    10,969   $     9,521
                                               ------------  ------------  ------------  ------------
Net income per share - diluted                 $      0.26   $      0.32   $      0.72   $      0.62
                                               ============  ============  ============  ============
Weighted average number of                      15,081,815    15,403,283    15,209,590    15,234,070
common shares - diluted